SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.

                                (Amendment No. )

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[ ]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[x]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               CENIT Bancorp, Inc.

                (Name of Registrant as Specified In Its Charter)

                             Mid-Atlantic Investors

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MID-ATLANTIC INVESTORS
A.S.C. General Partnership
P.O. Box 7574                                                 Tel. 803-749-7888
Columbia, South Carolina 29202                                FAX 803-749-7090

                                 IMPORTANT


Dear Fellow CENIT Shareholders:

       STOP, LOOK and LISTEN. When you get the CENIT annual report and proxy materials, STOP and read them carefully. Do not sign and return the Board of Directors' proxy form. In a few days, LOOK for our proxy materials. Read them carefully. LISTEN to what we have to say and then send a proxy form to us instead of management.

       This year you will have an unusual chance to do something positive to enhance the value of your investment in CENIT Bancorp. You will be able to vote on a proposal to advise the Board of Directors that the shareholders want to know what the Company would be worth if it were sold. Also, you will be able to vote for three truly independent outside directors listed below to replace three of the four incumbent directors re-nominated by the Board of Directors.

       Mid-Atlantic Investors and its partners (Jerry Zucker and Jerry Shearer) own 159,625 shares, or 9.7% of the Company's outstanding shares. Mid-Atlantic believes that the value of CENIT Bancorp's stock, including your CENIT stock, would be substantially increased by a sale of the Company. The election of three new independent directors and the report of the Company's value will, we believe, increase the likelihood of a sale in the future.

                                         Sincerely,



                                         Jerry Shearer
                                         Managing Partner

P.S. Because management has elected under SEC rules to distribute our proxy material rather than giving us the list of shareholders, please call me at 1-800-927-7499 if you did not receive this letter within ten days of its date.

Our Independent Nominees are Ms. Bonnie N. Curling of Chesapeake, Virginia, Dr. William S. Dodson of Portsmouth, Virginia and Mr. Burt E. Miller of Virginia Beach, Virginia. They are the beneficial owners of 2,000 shares, 12,678 shares, 2,200 shares, respectively, of CENIT's common stock.


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Press Release

For More Information, Call:

Jerry Shearer                                            For Immediate Release
Mid-Atlantic Investors                                          March 20, 1997
(803) 749-7888

                   Shareholder Responds To Management's Attack

         (Columbia, South Carolina, March 20, 1997) Mid-Atlantic Investors, a group that owns 9.7% of the outstanding shares of CENIT Bancorp, Inc. (NASDAQ:
CNIT), announced today that it was disappointed to see CENIT's management begin its proxy solicitation with a Press Release attacking Mid-Atlantic Investors.

         Jerry Shearer, Managing Partner of Mid-Atlantic Investors, said that Mid-Atlantic's goal in nominating directors and proposing the engagement of an investment banker to determine CENIT's value was to give CENIT's owners, its shareholders, a choice about the company's future. "It is obvious that CENIT's management does not care what the shareholders want," Shearer said. He pointed out that CENIT's management could have made it very easy for shareholders to cast their votes on Mid-Atlantic's proposals on management's proxy card but chose not to do so. Rather, management of CENIT is doing everything it can to make it difficult for shareholders to have a clear choice.

         Mid-Atlantic expects to pay about $40,000 of its own money to give all shareholders a choice and a vote. On the other hand, management of CENIT will spend about the same amount of the shareholders' money to discourage choice and attempt to convince the shareholders not to change. Since the president of the company earns over $280,000 a year and the directors each get over $21,000 a year for attending a few meetings a month, Shearer said he is not surprised that they are not interested in change.

         Mr. Shearer stated that the persons Mid-Atlantic has nominated for directors are totally independent of both management of CENIT and Mid-Atlantic. He said that Mid-Atlantic's only expectation was that they would discharge their duties as directors in accordance with law and in the best interests of the shareholders.

         Commenting on CENIT management's claims of success for CENIT stock, Shearer said that Mid-Atlantic believes that the stock's recent record is due more to takeover speculation than to the business performance of CENIT. He suggested that shareholders consult with their brokers and financial advisors regarding CENIT's performance.

         "My main hope at this point is that CENIT shareholders will wait until they have heard from both sides before they vote," Shearer said, "This is a matter of great importance to all CENIT shareholders."

         Mid-Atlantic Investors is a partnership of Jerry Zucker and Jerry Shearer. Mid-Atlantic has nominated Ms. Bonnie N. Curling of Chesapeake, VA, Dr. William S. Dodson of Portsmouth, VA and Mr. Burt E. Miller of Virginia Beach, VA for election as directors of CENIT. The nominees are all shareholders of CENIT and own, in the aggregate, less than 1 percent of the CENIT stock.

                                      END